Exhibit 10.27

[Roxio Letterhead]

January 29, 2004

Bradford D. Duea

529 21st Street

Manhattan Beach, CA 90266

Dear Brad:

On behalf of Roxio, Inc. (the “Company” or “Roxio”), I am pleased to offer you the position of President, Napster Division for the Company effective as of the date hereof.

Your initial base salary will be $300,000.00 annually. You will be eligible to participate in the annual bonus program with targeted payout of 50% of your base salary dependent upon your performance and that of the Company. You will also receive an automobile allowance of $650 per month.

Roxio provides a full range of company paid benefits including medical, dental, vision and life insurance; a 401K plan, an Employee Stock Purchase Plan, health club membership, paid time off, financial planning (up to $2500 per year) and tuition reimbursement. We appreciate your interest in maintaining professional relationships and remaining current with business and legal requirements and trends, and will reimburse reasonable expenses for such, specifically including the fees necessary to maintain your California State Bar membership as current.

Your business experience matches very well with Roxio’s current business needs and our anticipated direction. However, in the event that Roxio terminates your employment without Cause (as defined below) or you terminate your employment with Roxio for good reason (defined as Roxio no longer allowing you to work from your home with a home office allowance of at least $600 per month and expenses incurred while traveling reimbursed in accordance with normal business travel expense reporting and reimbursement processes or from an office in the Los Angeles area) you shall receive the following severance: pay up to 6 months (or until you secure other employment) at your current level of base compensation and COBRA benefits premiums.

This will be paid on the normal bi-weekly payroll cycle, less legally mandated payroll deductions and withholdings.

Bradford D. Duea Employment Agreement

January 29, 2004

Roxio may terminate your employment and this agreement at any time. You may terminate your employment and this agreement at any time. If Roxio or its successor terminates your employment and this agreement for Cause (as defined below), or if you quit, you will not be entitled to severance benefits. If Roxio or its successor terminates your employment and this agreement without Cause, you will be entitled to the severance benefits described above. In the event that Roxio exercises its option to terminate your employment for Cause, you shall be entitled only to the unpaid salary and unused vacation benefits which have been accrued on your behalf. You shall be entitled to no other compensation, benefits or severance payments of any kind in the event your employment is terminated for Cause. Should you be terminated for Cause, Roxio shall provide you with a written statement detailing such Cause. In no event will you be entitled to severance benefits (other than insurance proceeds, if any, in connection with life insurance policies) if your employment terminates or is terminated due to your death or total disability. For this purpose, “Cause” means that you have been grossly negligent in the performance of your duties for Roxio, or you have engaged in willful misconduct, or you have been convicted of a felony or any crime involving moral turpitude. Nothing in this paragraph is intended to supercede the automatic acceleration of your options upon a change of control pursuant to Roxio’s stock option plans.

You should understand that this offer does not constitute a contract of employment for any specified period of time but will create an “employment at will” relationship.

Please sign this letter, indicating acceptance of this offer, and return to me.

Brad, we are pleased to have you as a member of the team and are confident you will continue to make a major contribution to our success.

Sincerely,

/s/ William Christopher Gorog
Wm. Christopher Gorog
Chief Executive Officer and Chairman of the Board

Accepted:	/s/ Bradford D. Duea
Bradford D. Duea